Exhibit 99.1

                                 Press Release
                                 -------------

October 24, 2005                                              Contact: Wei Zhang

        Xerion EcoSolutions Group Inc. (OTC-B XECO) announced that it has entered into a Stock Exchange Agreement (the "Agreement") with Town House Land Limited ("Town House") a limited liability organized in the Hong Kong Special Administrative District in The People's Republic of China (the "PRC"). Town House is a real estate development company, and its principal executive offices are located in the City of Wuhan in the PRC where its principal real estate development activities are located. Town House has also recently acquired undeveloped real estate properties in Florida and California for development purposes.

        Under the terms of the Agreement, Xerion is acquiring 100% of the outstanding registered capital/equity of Town House in exchange for